UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PFSweb, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PFSweb, Inc.

505 Millennium Drive

Allen, Texas 75013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PFSweb, Inc. (the “Company”), which will be held at Hilton Garden Inn, Allen, Texas, on Friday, June 9, 2017 at 10:00 a.m. (local time).

At the Annual Meeting, stockholders will be asked to (i) elect seven directors, (ii) approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers, and (iii) ratify the appointment of BDO USA, LLP as the Company’s independent auditors. Information about these matters is contained in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the Annual Meeting, you may vote your shares by (a) calling the toll free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of our common stock through your broker, you will not be able to vote in person at the meeting.

I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on June 9, 2017.

Sincerely,

/s/ Michael Willoughby
Michael Willoughby
Chief Executive Officer

Allen, Texas

May 1, 2017

PFSweb, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2017

The Annual Meeting of Stockholders of PFSweb, Inc. (the “Company”) will be held on Friday, June 9, 2017 at 10:00 a.m. at Hilton Garden Inn, Allen, Texas, for the following purposes:

1.	To elect seven directors;

2.	To approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers; and

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2017.

The Board of Directors has fixed the close of business on April 17, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting. Stockholders holding shares in street name must obtain a legal proxy from their broker, bank or other holder of record and present it to the inspectors of election with their ballot to be able to vote at the Annual Meeting.

Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

By Order of the Board of Directors

/s/ Michael Willoughby
Michael Willoughby
Chief Executive Officer

Allen, Texas

May 1, 2017

PFSweb, Inc.

505 Millennium Drive

Allen, Texas 75013

(972) 881-2900

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation of proxies on behalf of the Board of Directors of PFSweb, Inc. (“PFSweb,” the “Company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held at Hilton Garden Inn, Allen, Texas, on Friday, June 9, 2017, at 10:00 a.m. and at any and all adjournments thereof. This Proxy Statement, the Notice of Annual Meeting, the accompanying proxy and the Annual Report on Form 10-K are first being mailed to stockholders on or about May 10, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 2017:

The enclosed proxy statement and 2016 Annual Report on Form 10-K are available at www.pfsweb.com/proxy-materials.

VOTING PROCEDURES

Your vote is very important. You can vote the shares of PFSweb common stock that are held directly in your name and not through your brokerage account at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to our Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the persons named as the proxy on the proxy card will vote the proxy in accordance with the directions provided on that card. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board. If you wish to give a proxy to someone other than the persons named on the proxy card, you should cross out the names contained on the proxy card and insert the name(s) of the person(s) who hold(s) your proxy. Please note that the person(s) to whom you give your proxy must be present in person at the Annual Meeting to vote your shares.

Who can vote?

Stockholders of record as of the close of business on April 17, 2017, are entitled to vote at the Annual Meeting. On that date, 18,856,990 shares of our common stock were issued, and excluding 33,467 shares of common stock in treasury, 18,823,523 shares of our common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. The closing sale price of our common stock as reported on the NASDAQ Capital Market on the record date was $6.46 per share.

How do I vote?

You can vote in person at the Annual Meeting if you are a stockholder of record on the record date. Alternatively, a stockholder who holds shares of our common stock of record and not in “street name” may vote shares by giving a proxy via mail, telephone or the Internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy and return it in the postage-paid envelope provided. You may vote by telephone or the Internet by following the instructions on your proxy. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy via the mail.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement, the Notice of Annual Meeting, the accompanying proxy and the Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet. All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What shares are represented by the proxy?

The proxy that we are delivering represents all the shares registered in your name with our transfer agent, Computershare Shareowner Services LLC. The proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.

What are “broker non-votes” and why is it important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 3, the ratification of BDO USA, LLP as the Company’s independent auditors, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count at the Annual Meeting. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, and abstentions, but not broker non-votes, as to particular proposals will be treated as shares entitled to vote. Broker non-votes are not considered votes for or against a proposal and, therefore, will have no direct impact on any proposal. Concerning the election of directors, you may: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line.

How are votes counted?

If you return a signed and dated proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at our Annual Meeting. If you indicate on your proxy that you wish to “abstain” from voting on an item, your shares will not be voted on that item, but will be counted to determine whether there is a quorum present. There is no right to cumulative voting.

How is a quorum established and what vote is required to approve matters presented at the Annual Meeting?

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

The following sets forth the votes required to approve the matters presented at the Annual Meeting:

Item No. 1 (Election of Directors) – Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “FOR” that director’s election must exceed the number of shares voted “AGAINST” that director’s election. Shareholders will not be allowed to cumulate their votes in the election of directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Item No. 2 (Advisory Vote on Executive Compensation) – The non-binding advisory proposal to approve the compensation of the Company’s Named Executive Officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. As a result, abstentions are treated as votes against the proposal, while broker non-votes have no effect.

Item No. 3 (Ratification of Auditors) – The proposal to ratify the selection of BDO USA, LLP as our independent auditors requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. As a result, abstentions are treated as votes against the proposal, while broker non-votes have no effect.

What is the recommendation of the Board of Directors?

The Board of Directors recommends that stockholders vote (i) FOR the nominees of the Board of Directors (Item No. 1), (ii) FOR the non-binding advisory approval of the compensation to our Named Executive Officers (Item No. 2), and (iii) FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017 (Item No. 3). If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board.

Who will tabulate the vote?

Our transfer agent, Computershare Shareowner Services LLC, will tally the vote, which will be certified by an inspector of election who is a PFSweb employee.

Who will bear the expenses of our solicitation? How will we solicit votes?

We will bear our own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by our directors and officers by personal interview, telephone, facsimile or e-mail. Our directors and officers will not receive additional compensation for this solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with these activities. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by these people or institutions, in which case we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with these forwarding activities. We may retain Computershare Shareowner Services LLC to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of expenses.

Are there appraisal rights?

Stockholders have no dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

ITEM 1

NOMINEES FOR THE BOARD OF DIRECTORS

The Board presently consists of seven members, David I. Beatson, Monica Luechtefeld, Shinichi Nagakura, James F. Reilly, Benjamin Rosenzweig, Peter J. Stein and Michael C. Willoughby, all of whom have been renominated and recommended by the Board of Directors. If elected, such persons are expected to serve until the Company’s 2018 annual meeting and until their successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of the nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if any one or more of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the person named as proxy will vote for the substitute nominee(s) designated by the Board.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “for” that director’s election must exceed the number of shares voted “against” that director’s election. This majority vote standard is in effect because this is an uncontested election of directors (i.e., the number of nominees for director did not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the directors would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under our by-laws, as amended, such director must tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation within 90 days and publicly disclose its decision. The director who tenders his or her resignation may not participate in the Board’s decision.

Information regarding the method by which votes will be counted appears above under the heading “Voting Procedures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CANDIDATES NOMINATED BY THE BOARD OF DIRECTORS.

The following information, which has been provided by the individuals named, sets forth for each nominee to serve as a member of the Board of Directors, such person’s name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company. The following information also identifies and describes the key experience, qualifications and skills our directors bring to the Board that are important in light of our business and structure. The directors’ experiences, qualifications and skills that the Board considered in their nomination are included in their individual biographies.

David I. Beatson, age 69, has served as a non-employee Director since November 2000. Mr. Beatson is Chief Executive Officer of Ascent Advisors, LLC a consulting firm he founded in 2000. The firm provides strategic direction to firms in the logistics and supply chain industry as well as merger and acquisition advice for private equity firms investing in the industry. Mr. Beatson is a recognized leader in the field of transportation, logistics and supply chain management having served as Chairman and CEO of several leading companies in the industry. From 2007 until 2012 he was CEO of Globalware Solutions (“GWS”), a global supply chain management solution provider with facilities in North America, Asia and Europe. From July 2003 to April 2005, Mr. Beatson served as Regional CEO North America and Member of the Executive Board of Panalpina, Inc., a leading provider of international air and sea freight forwarding, customs brokerage and third party logistics services. From July 1998 to June 2000, Mr. Beatson served as Chairman, President and CEO of Circle International Group, Inc., a global transportation and logistics company. From 1991 to June 1994, Mr. Beatson served as vice-president of sales and marketing and then from June 1994 until July 1998 as president and CEO of Emery Worldwide, a global transportation and logistics company. Prior to 1991, Mr. Beatson held several management positions in the logistics and transportation industry, including American Airlines and CF Airfreight. He also serves on the board of Descartes Systems (NASDAQ: DSGX), the Executive Board of ATL Partners and two privately held companies. Mr. Beatson received his B.S. degree in Business Administration from The Ohio State University and his M.B.A. from the University of Cincinnati. The Board of Directors believes the characteristics that qualify Mr. Beatson for the Board include his long-term experience in the transportation, logistics and supply chain management industry, leadership experience and judgment and knowledge of the Company’s business.

Monica Luechtefeld, age 68, has served as a non-employee Director of the Company since April 2014. Ms. Luechtefeld, a recognized leader in eCommerce & Internet Retailing, founded her own consultancy firm in 2012 to provide advisory services in eCommerce strategy as well as online marketing and emerging digital media. From 1993 to 2012, Ms. Luechtefeld held various executive roles within Office Depot, Inc., a Fortune 200 company. She was Executive Vice President eCommerce and Direct Marketing and most recently served as Executive Vice President of European eCommerce. Her previous leadership positions included Executive Vice President Supply Chain and Information Technology, as well as marketing, sales and business development roles. Ms. Luechtefeld is a trustee for the March of Dimes and Mount Saint Mary’s University. Ms. Luechtefeld received her B.S. degree from Mount Saint Mary’s University and her M.B.A. from the University of Notre Dame. She also received an honorary doctorate degree from Mount Saint Mary’s University. The Board of Directors believes the characteristics that qualify Ms. Luechtefeld for the Board include her business and leadership experience and judgment and her broad eCommerce industry knowledge.

Shinichi Nagakura, age 53, was appointed as a non-employee Director of the Company in May 2013 in accordance with the provisions of a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and transcosmos inc. (“TCI”), a leading Japanese business process outsourcing company. Mr. Nagakura has been an officer of TCI and/or its affiliates for the last 15 years, including serving as a Director of TCI since 2006, and has experience in investments, business development and sales/marketing in the US and Japan. Prior to TCI, Mr. Nagakura served for ten years with Recruit Co. Ltd., a leading Japanese publishing and Internet media and marketing services company. Mr. Nagakura also serves on the Board of Directors of Merlin Information Systems, Ltd., an international provider of high quality, personalized IT and customer support solutions, Become Japan Holdings, Inc., a leader in electronic commerce and online comparison shopping, and Ecom Latam Holdings, Inc. He graduated from Sophia University, Tokyo, Japan with a B.A. in International Studies in 1986.

James F. Reilly, age 58, has served as a non-employee Director of the Company since its inception in 1999, as lead director from June 2010 to March 2013 and as Chairman since March 2013. Mr. Reilly has been an investment banker since 1983 and is currently the Managing Partner of Stonepine Advisors, LLC, an investment banking firm focused on high growth technology companies. Until June 2010, he was a Senior Advisor to Needham & Company, LLC, a nationally recognized investment banking and asset management firm focused primarily on serving emerging growth industries and their investors. He served in various capacities with Needham & Company, LLC, since January 2004 including Head of West Coast Investment Banking. Previously he was a Managing Director of J.P. Morgan Securities, Inc., an investment banking firm, and a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. From 1983 to 1999, Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies and specialized in corporate finance advisory work for a broad range of technology companies. Mr. Reilly is also a director of Equalis, LLC, a privately held provider of commercial support services for open source math. Mr. Reilly received his B.A. degree from Columbia University. The Board of Directors believes the characteristics that qualify Mr. Reilly for the Board and serving as Chairman include his financial and investment background, leadership experience and judgment and knowledge of the Company’s business.

Benjamin Rosenzweig, age 32, was appointed as a non-employee Director of the Company in May 2013 in accordance with the provisions of a settlement agreement (the “Settlement Agreement”) between the Company and Privet Fund, L.P. and its affiliates (“Privet”). Mr. Rosenzweig is currently a partner at Privet Fund Management LLC. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal from June 2007 until May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. Mr. Rosenzweig is currently a Director of Startek, Inc. (NYSE:SRT), where he serves as chair of the Audit Committee and on the Compensation Committee and Nominating & Governance Committee, Hardinge, Inc. (NASDAQ: HDNG), where he serves as chair of the Compensation Committee and on the Audit Committee and Cicero, Inc. (OTC:CICN). Mr. Rosenzweig also served as a Director of RELM Wireless Corp. (NYSE MKT: RWC) until September 2015. Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics.

Peter J. Stein, age 47, was appointed as a non-employee Director of the Company in January 2016. Mr. Stein has been the General Manager of the Brand Group at Fullscreen, a next generation media company since January 2016. From July 2013 to December 2014, Mr. Stein was the Global CEO of Razorfish, a global digital agency. From 2009 through July 2013, he was the President of the East Region for Razorfish. Prior to Razorfish, Mr. Stein held various leadership positions for technology and consulting companies, including partner at Scient, managing partner at iXL, director of client services at NetResponse, and a consultant for marketing and technology at KPMG. Mr. Stein serves on the board of Panna Cooking, a private corporation. Mr. Stein received a B.S. degree in Marketing from Lehigh University. The Board of Directors believes the characteristics that qualify Mr. Stein for the Board include his long-term experience in the ecommerce industry, expertise in information technology, leadership experience and judgment.

Michael C. Willoughby, age 53, has served as Chief Executive Officer and a Director since March 2013, as President of PFSweb, Inc. since September 2010 and as Chief Information Officer of the Company from October 2001 until April 2016. Mr. Willoughby has previously served as President of Priority Fulfillment Services, a subsidiary of the Company, from February 2006 to September 2010. From 1999 to 2001, Mr. Willoughby served the Company as Vice President of E-Commerce. Prior to joining the Company, Mr. Willoughby served as President and Chief Executive Officer of Design Technologies, Inc., an e-commerce software development firm from 1994 to 1999. Prior to founding Design Technologies, Inc., Mr. Willoughby served as President and Chief Executive Officer of Integration Services, Inc., an IT consulting services company. Mr. Willoughby received his Bachelor of Business Administration degree in Information Systems from Abilene Christian University. The Board of Directors believes the characteristics that qualify Mr. Willoughby for the Board include his long-term experience in the ecommerce industry, expertise in information technology, leadership experience and judgment and extensive knowledge of the Company’s business.

Executive Officers and Officers

In addition to the individuals named above, the following are the names, ages and positions of the other executive officers and officers of the Company:

Executive Officers

Thomas J. Madden, age 55, has served as Executive Vice President, Chief Financial and Accounting Officer of the Company since its inception in 1999. Mr. Madden previously served as Chief Financial Officer of Daisytek International Corporation (“Daisytek”), former parent corporation of the Company, from 1997 to 2000, as Vice President — Finance, Treasurer and as Chief Accounting Officer of Daisytek from 1994 to 2000 and as Controller of Daisytek from 1992 to 1994. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

C. Travis Hess, age 45, has served as Executive Vice President of Sales for the Company since February 2015 and is responsible for global sales as well as strategic alliances and partnerships. Mr. Hess has almost 20 years of experience leading sales organizations in multi-channel commerce, digital agency, eBusiness software and enterprise business process outsourcing solutions, including his most recent position as Head of Sales for Loop Commerce from March 2014 to February 2015 and prior to that, EVP of Sales & Corporate Development for Amplifi Commerce from August 2010 to March 2014.

Mark Fuentes, age 49, has served as Senior Vice President and Chief Information Officer since April 2016 and is responsible for strategic operations and development of the IT Development, Operations and Client Services functions. Mr. Fuentes served as Vice President of IT from 2008 to 2016. Prior to joining PFSweb, Mr. Fuentes worked for Blockbuster as Director of Systems Development.

Elizabeth E. Johnson, age 42, has served as Senior Vice President and General Manager of Agency Services since April 2016 and is responsible for leading the agency services team that provides the key strategy, design and digital marketing expertise enabling brands to succeed in commerce. Ms. Johnson served as Vice President and General Manager of Agency Services from 2015 to 2016 and Vice President of Agency Services from 2012 to 2015. From 2008 to 2012, Ms. Johnson served as Director of Client Services and held various account management roles from 1999 to 2008.

Zach Thomann, age 35, has served as Senior Vice President and General Manager of Omni-Channel Operations since April 2016 and is responsible for distribution, contact center and operations services provided on behalf of PFSweb’s clients. Mr. Thomann served as Vice President and General Manager of Omni-Channel Operations from January of 2015 to 2016, Vice President of Program Management from 2013 to 2015, Director of Program Management from 2012 to 2013 and held various program management and client implementation roles from 2003 to 2012.

Kim Kelley, age 37, has served as Senior Vice President of People & Culture since November 2016 and is responsible for the company’s global employer brand, HR operations, organization PMO, people strategy and culture. Prior to joining PFSweb she spent 10 years in human capital consulting, which comprised a combination of organizational design, M&A, benefits, total rewards and change management experience. Her most recent position was Executive Vice President, Consultant / Broker with Alliant Insurance Services from January 2016 to October 2016 and prior to that as a Principal/ International HR Consultant at Mercer from March 2012 to December 2015.

Jonathan Walters, age 48, serves as Senior Vice President and General Manager of Technology Services and is responsible for global ecommerce services on the Salesforce Commerce Cloud, SAP Hybris, IBM WebSphere, Oracle Commerce, and Magento platforms on behalf of PFSweb’s clients. Mr. Walters has previously served as Vice President of Global Implementation Services, Vice President of Global Operations, and held various program management and client implementation roles since joining PFSweb in 1999.

Officer

Gibson T. Dawson, age 51, has served as Vice President – Corporate Controller of the Company since May 2007 and was recently appointed as Secretary. From inception to 2007, Mr. Dawson served as Corporate Controller for PFSweb. Prior to joining the Company, Mr. Dawson was controller for a recorded-music distribution company and prior to that spent more than 8 years with KPMG LLP in the assurance services practice.

Meetings and Committees of the Board

The Board of Directors met a total of 10 times during the calendar year ended December 31, 2016. The Board of Directors has determined that, other than Mr. Willoughby, each director is independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASD listing standards. The independent directors are able to and generally meet in executive session without the Company’s management at each regularly scheduled quarterly Board meeting.

The Board of Directors does not have a policy regarding director attendance at the annual meeting of stockholders, and no current independent director attended the 2016 annual meeting.

The Board of Directors currently has a Nominating, Audit, Compensation and Technology and Cybersecurity Committee.

The Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors. The Committee will consider candidates at the recommendation of existing Board members, Company management, search firms or other consultants, or stockholders. Stockholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at the Company’s executive office, 505 Millennium Drive, Allen, TX 75013. At a minimum, director candidates should have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the Company, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively. The Committee will evaluate candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and the Company’s leadership needs at the time. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business. The current members of the Nominating Committee are Mr. Reilly,

Mr. Rosenzweig and Mr. Stein, each of whom has been determined to be independent as discussed above. The Nominating Committee has adopted a charter which is available on the Company’s website at www.pfsweb.com (the contents of the website are not incorporated in this Proxy Statement by reference). The Nominating Committee met one time during the calendar year ended December 31, 2016.

The Audit Committee is established for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to its stockholders. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Company’s auditors report directly to the Audit Committee.

The Audit Committee is currently comprised of three directors, Mr. Reilly, Mr. Beatson and Ms. Luechtefeld, each of whom has been determined by the Board of Directors to be independent as discussed above, and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that, based on his relevant experience as described above, Mr. Reilly is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has the requisite financial sophistication required by the NASD listing standards. The Audit Committee met a total of 8 times during calendar year 2016. The Committee has adopted a written amended and restated audit committee charter setting out the audit-related functions of the Audit Committee, and the Committee reviews and reassesses the adequacy of the charter on an annual basis. A copy of the charter is available on the Company’s website at www.pfsweb.com.

The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company’s executive officers and other key employees. The current members of the Compensation Committee are Messrs. Beatson, Nagakura and Reilly, each of whom has been determined by the Board of Directors to be independent as discussed above. The Compensation Committee also serves as the Committee which administers the Company’s 2005 Employee Stock and Incentive Plan. The Compensation Committee has adopted a charter which is available on the Company’s website at www.pfsweb.com. The Compensation Committee met 5 times during the calendar year ended December 31, 2016.

The Technology and Cybersecurity Committee was formed in 2016 and is responsible for review and oversight of technology-based issues. The Technology and Cybersecurity Committee is comprised of three directors, Ms. Luechtefeld, Mr. Nagakura and Mr. Stein. The Technology and Cybersecurity Committee has adopted a charter which is available on the Company’s website at www.pfsweb.com. The Technology and Cybersecurity Committee met two times during the calendar year ended December 31, 2016.

During calendar year 2016, no current director or director nominee attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee.

Communicating with the Board of Directors

Stockholders wishing to communicate with one or more Directors or the Board as a whole may do so in a writing addressed to the Director(s) or the Board and sent to the Corporate Secretary, PFSweb, Inc., 505 Millennium Drive, Allen, TX 75013.

Code of Ethics

The Board has approved a code of business conduct and ethics in accordance with rules of the SEC and NASD listing standards applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and the principal accounting officer. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the Company’s code of business conduct and ethics may be found on the Company’s website at www.pfsweb.com.

Board Leadership Structure

Currently, the Company has separated the roles of Chief Executive Officer and Chairman in order to permit the Chief Executive Officer to focus his efforts in improving the Company’s operations. In addition, to assure effective independent oversight of the Company management, all of the other Board members are currently independent directors who may meet in executive session without management present. Similarly, each committee of the Board is comprised entirely of independent directors. The Company’s Bylaws further permit the appointment of a lead independent director by the other independent directors. The lead director is authorized to prepare the agendas for executive sessions of the independent directors and chair those sessions, facilitate communications between the Chairman and other members of the Board, and act as a liaison to shareholders who request direct communication with the Board. Prior to his being appointed as Chairman, Mr. Reilly served as the lead director.

Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks more fully described in our annual and quarterly filings with the SEC, including risks relating to dependence on clients and suppliers, competition, cybersecurity and data breaches, product development, credit and liquidity, acquisitions and foreign expansion and other business risks. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board of Directors, together with its committees, provides company-wide oversight of our management and handling of risk. At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. Outside of formal meetings, the Board, its committees and individual Board members have regular access to the executive officers of the Company and are often consulted by management in respect of Company operations.

Report of the Audit Committee for the Fiscal Year Ended December 31, 2016

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee of the Company’s Board of Directors is comprised of three independent directors. During fiscal year 2016, the members of the Audit Committee were Mr. Reilly, Mr. Beatson and Ms. Luechtefeld.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants (“auditors”) are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The Audit Committee approved the appointment of the Company’s auditors, BDO USA, LLP, for the fiscal year ended December 31, 2016.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services. The Audit Committee considered the independent auditors’ provision of non-audit services in 2016 and determined that the provision of those services is compatible with and does not impair the auditors’ independence.

The Audit Committee discussed with the Company’s auditors the scope and plans for the independent audit. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the auditors the Company’s audited financial statements, including the auditor’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the auditors both management’s annual report on internal control over financial reporting and the report of the auditors with respect thereto. The Audit Committee discussed with the Company’s auditors such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Public Company Accounting Oversight Board standards. The Audit Committee has received from the Company’s auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s auditors.

In addition, the Audit Committee met with the auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussion with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission.

David I. Beatson
Monica Luechtefeld
James F. Reilly

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee of the Board is responsible for establishing and implementing our compensation philosophy. The Compensation Committee believes that the total compensation paid to our executive officers should be and is fair, reasonable and competitive. In this section of the Proxy Statement, the individuals who served during our fiscal year ended December 31, 2016 as our Chief Executive Officer and the other executive officers included in the Summary Compensation Table on page 16, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial and operational goals that are consistent with increasing stockholder value. The Compensation Committee may use cash and stock bonuses and retention based equity awards as key components in the short- and long-term incentive compensation arrangements for executive officers, including the Named Executive Officers.

The Compensation Committee’s goal is to maintain compensation programs that are competitive within our industry and geographic market. Each year, the Compensation Committee reviews the executive compensation program with respect to the external competitiveness of the program, the linkage between executive compensation and the creation of stockholder value, and determines what changes, if any, are appropriate.

In determining the form and amount of compensation payable to Named Executive Officers, the Compensation Committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. We aim to ensure that our executive compensation program attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry and geographic market. Total compensation (i.e. maximum achievable compensation) should increase with position and responsibility.

•	Compensation should relate directly to performance and incentive compensation should be a portion of total compensation. We aim to foster a pay-for-performance culture, with the bonus portion of total compensation being “at risk.” Accordingly, any bonus payable as part of total compensation should be tied to and vary with our financial, operational and/or strategic performance.

•	Long-term incentive compensation should align executives’ interests with our stockholders. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects, and incentivize executives to manage the Company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Our executive compensation program is designed to reward the achievement of goals regarding growth, productivity and profitability, including such goals as:

•	To assist the Company in achieving and surpassing its internal targets and budgets, including financial and operating targets.

•	To recruit, motivate and exhibit leadership that aligns employees’ interests with that of our stockholders.

•	To develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders.

•	To implement a culture of compliance and commitment to operate our business with the highest standards of professional conduct and compliance.

Compensation Committee Practices and Procedures

The Compensation Committee determines and reviews the value and forms of compensation for the Named Executive Officers and other officers based on the Compensation Committee members’ general knowledge and experience, as well as, if appropriate, compensation surveys prepared by third party firms. The Compensation Committee is authorized to retain compensation consultants to assist the Committee in its efforts.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee meets as often as it deems necessary or appropriate.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for all executive officers (which includes the Named Executive Officers). The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity awards to our employees.

The Compensation Committee annually reviews the performance of the Chief Executive Officer and determines the total compensation, including base salary, cash or stock bonus and long-term equity compensation, for the Chief Executive Officer. The Chief Executive Officer does not participate in such determination. The Compensation Committee also authorizes and approves an aggregate pool of short term and long term bonus and incentive cash and equity compensation for non-executive officers, with the allocation of such awards (and other compensation related matters) to be made or approved by the Chief Executive Officer.

Setting Executive Compensation

Based on the foregoing compensation philosophy, the Compensation Committee has structured our annual, short- and long-term compensation to motivate executives to achieve the financial performance objectives we set and to incentivize the executives to achieve and exceed, and to reward the executives for achieving and exceeding, such objectives. During fiscal year 2016, the Compensation Committee did not retain the services of any outside consulting firm.

2016 Executive Officer Compensation Components

For the year ended December 31, 2016, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation, including both short-term cash or stock incentive compensation and long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide our Named Executive Officers and other employees with a base salary as a component of compensation for services rendered during the year. Base salary ranges for Named Executive Officers are determined for each executive officer based on various factors considered by the Compensation Committee, including his or her position and level of responsibility and his or her actual performance during the preceding year. Base salaries for each year are typically evaluated annually in the first quarter of such year. Merit-based increases to base salaries for executive officers are based on the Compensation Committee’s assessment of various factors, including the individual’s performance during the preceding year and base salary history and market salary data.

Performance-Based Incentive Compensation

Our 2005 Employee Stock and Incentive Plan, as amended and restated (the “Plan”) provides the Compensation Committee with the flexibility to design cash and stock-based incentive compensation programs to promote performance and the achievement of our goals and objectives by executive officers and other key employees by allowing them to participate in our long-term growth and profitability. The Compensation Committee believes that providing performance-based incentive compensation is necessary to attract and retain superior executive talent and to align the financial interests of executive officers with those of our stockholders. A portion of each executive officer’s potential aggregate compensation is in the form of incentive compensation. There are two types of performance-based incentive compensation used by the Compensation Committee. The first type is short-term incentive compensation in the form of a performance based cash or stock award, which generally is earned upon the achievement of certain individual and/or Company performance goals for the applicable fiscal year. The second type is long-term incentive compensation in the form of grants of performance shares, stock options, restricted stock or restricted stock units, which generally are earned upon the achievement of certain individual and/or Company performance goals for the applicable fiscal year, as well as further vesting conditions such as continued employment, financial performance and/or comparative market performance of the Company’s common stock.

In May 2013, pursuant to the Plan, the Company issued Performance-Based Cash Awards and Performance Share Awards (as such terms are defined in the Plan) to the Company’s then Named Executive Officers and certain senior management (the “2013 Awards”). Under the terms of the 2013 Awards, the determination of the dollar amount of the Performance-Based Cash Awards and the number of Performance Shares which each such individual received was subject to, and calculated by reference to, the achievement by the Company of a performance goal measured by a range of targeted adjusted EBITDA performance for 2013. EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation and acquisition, restructuring and certain other charges.

The dollar amount of the Performance-Based Cash Awards and number of Performance Shares of the 2013 Awards was determined in March 2014 upon completion of the Company’s 2013 annual financial statements. Based upon the achievement of certain targeted adjusted EBITDA goals, the Company paid the following Performance-Based Cash Awards to the Named Executive Officers and the Named Executive Officers received the following number of Performance Shares (subject to the vesting conditions for the unvested shares):

2014 Named Executive Officers	2013 Other Stock- Based Cash Award	As of December 31, 2016
		2013 Restricted Stock Unit Award
		Vested	Forfeited
Michael C. Willoughby	$377,450	191,319	17,393
Thomas J. Madden	246,700	89,280	8,116
Cynthia D. Almond (1)	186,550	66,158	6,014

(1)	Effective as of April 28, 2017, Ms. Almond no longer serves as an executive officer or other position with the Company.

The number of Performance Shares issued under the 2013 Awards shown in the table above were subject to four year vesting, with the first vesting date being December 31, 2013, based upon continued employment and the comparative performance (on an annual and cumulative basis) of the Company’s common stock on NASDAQ compared to the Russell Micro Cap Index. Based upon the failure to achieve certain vesting criteria, certain of the Performance Shares did not vest and were forfeited.

In March 2014, pursuant to the Plan, the Company issued Performance-Based Cash Awards and Performance Share Awards to the Company’s Named Executive Officers and certain senior management (the “2014 Awards”). Under the terms of the 2014 Awards, the determination of the dollar amount of the Performance-Based Cash Awards and the number of Performance Shares that each such individual received was subject to, and calculated by reference to, the achievement by the Company of a performance goal measured by a range of targeted adjusted EBITDA performance for 2014. Based on the Company’s 2014 financial performance, no 2014 Awards were paid or issued.

In lieu of the 2014 Awards, in March 2015, pursuant to the Plan, the Company issued the following Other Stock-Based Awards and Restricted Stock Unit Awards (as such terms are defined in the Plan) to the Company’s Named Executive Officers. The Restricted Stock Unit Awards are subject to three-year vesting beginning in 2015 based upon continued employment, while Other Stock-Based Awards represent the grant of unrestricted shares of the Company’s common stock.

2014 Named Executive Officers	2014 Other Stock-Based Award	As of December 31, 2016
		2014 Restricted Stock Unit Award
		Vested	Unvested
Michael C. Willoughby	5,375	10,750	5,375
Thomas J. Madden	1,750	3,500	1,750
Cynthia D. Almond (1)	1,250	2,500	1,250

(1)	Effective as of April 28, 2017, Ms. Almond no longer serves as an executive officer or other position with the Company.

In March 2015, pursuant to the Plan, the Company issued Performance-Based Cash Awards, Restricted Stock Units and Performance Share Awards to the Company’s Named Executive Officers and certain senior management (the “2015 Awards”). Under the terms of the 2015 Awards, the determination of the dollar amount of the Performance-Based Cash Awards and the number of Restricted Stock Units and Performance Shares that each such individual received was subject to, and calculated by reference to, the achievement by the Company of a performance goal measured by a range of targeted adjusted EBITDA performance for 2015 as well as for certain of the Restricted Stock Units, individual performance goals, as defined. Based upon the achievement of certain targeted adjusted EBITDA goals, the Company paid the following Performance-Based Cash Awards to the Named Executive Officers and the Named Executive Officers received the following number of Restricted Stock Units and Performance Shares (subject to the vesting conditions for the unvested shares):

2015 Named Executive Officers	2015 Performance - Based Cash Award	As of December 31, 2016
		2015 Performance Shares			2015 Restricted Stock Units
		Vested	Unvested	Forfeited	Vested	Unvested
Michael C. Willoughby	$—	25,023	50,045	25,023	47,600	—
Thomas J. Madden	—	11,374	22,748	11,374	18,744	—
Cynthia D. Almond (1)	—	8,531	17,061	8,530	18,085	—
C. Travis Hess	135,000	2,417	4,834	2,417	—	—

(1)	Effective as of April 28, 2017, Ms. Almond no longer served as an executive officer or other position with the Company.

The number of Performance Shares issued under the 2015 Awards shown in the table above are subject to four year vesting, with the first vesting date being December 31, 2015. Vesting of the Performance Shares is dependent upon meeting specified criteria which varies across the Named Executive Officers and includes continued employment, the achievement of certain Company performance goals for the applicable fiscal year and the comparative performance (on an annual and cumulative basis) of the Company’s common stock on NASDAQ compared to the Russell Micro Cap Index. Based upon the failure to achieve certain vesting criteria, certain of the Performance Shares did not vest and were forfeited. The Restricted Stock Units were settled in 2016 by the issuance of the number of shares shown above.

In March 2016, pursuant to the Plan, the Company issued Performance-Based Cash Awards, Restricted Stock Units and Performance Share Awards to the Company’s Named Executive Officers and certain senior management (the “2016 Awards”). Under the terms of the 2016 Awards, the determination of the dollar amount of the Performance-Based Cash Awards and the number of Restricted Stock Units and Performance Shares that each such individual received was subject to, and calculated by reference to, the achievement by the Company of a performance goal measured by a range of targeted adjusted EBITDA performance for 2016, and/or achievement by each such individual or one or more individual performance goals. Based on the Company’s 2016 financial performance, no 2016 Awards were paid or issued.

Retirement and Other Benefits

Executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. The Compensation Committee reviews the overall cost to us of these various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the Named Executive Officers.

Our 401(k) plan allows for discretionary employer matching funds of the employee contribution. During 2016, the employer match portion was 12%. We do not provide any other tax-qualified deferred compensation plans or programs for our executive officers.

Executive officers also receive the benefit of life insurance policies, which provide coverage up to $0.75 million.

Executive officers are also entitled to participate in the various other group health, term life and similar benefit plans available to all of our employees and on the same terms as such employees.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exemptions. The Committee has the discretion to authorize compensation which does not meet the requirements of Section 162(m) and may do so to ensure competitive levels of total compensation for the Company’s executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid or accrued by the Company to the Company’s Chief Executive Officer, Chief Financial Officer and to each of the three most highly compensated executive officers of the Company (the “Named Executive Officers”) for services rendered to the Company during the three fiscal years ended December 31, 2016:

				Non-Equity
Name and Principle Position	Year	Salary (1)	Stock Awards (2)	Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Michael C. Willoughby	2016	$509,124	$—	$—	$24,486	$533,610
Chief Executive Officer and	2015	461,358	1,540,316	—	28,995	2,030,669
President	2014	401,607	—	—	26,014	427,621
Thomas J. Madden	2016	$350,873	$—	$—	$41,134	$392,207
Executive Vice President -	2015	319,608	628,256	—	34,589	982,453
Chief Financial Officer	2014	301,223	—	—	51,757	352,980
Cynthia D. Almond (5)	2016	$304,909	$—	$—	$18,774	$323,683
Executive Vice President -	2015	267,709	519,874	—	18,441	806,024
Chief Client Officer - Secretary	2014	230,939	—	—	16,194	247,133
C. Travis Hess	2016	$274,373	$—	$—	$19,437	$293,810
Executive Vice President -	2015	239,258	119,170	135,000	18,336	511,794
Sales
Elizabeth Johnson	2016	$246,309	$—	$—	$18,597	$264,906
Senior Vice President -
Agency Services

(1)	Salary represents base salary earnings

(2)	Represents issuance of Performance Share Awards (“Performance Shares”) and Restricted Stock Units (“RSUs” and together with Performance Shares, the “Awards”) under the Company’s 2005 Employee Stock and Incentive Plan, as amended and restated (the “Plan”). RSUs issued in respect of 2014 compensation are subject to three year vesting, while RSUs issued in respect of 2015 compensation were settled by the issuance of shares in 2016. Performance Shares are subject to four year vesting and certain additional criteria, depending upon Award grant, including continued employment, the comparative performance (on an annual and cumulative basis) of the Company’s common stock on NASDAQ as compared to the Russell Micro Cap Index and/or achievement of certain Company performance goals. The amounts reported in this column represent the grant date fair value for these Awards as calculated in accordance with Accounting Standards Codification Topic 718. The assumptions made in calculating the grant date fair value amounts for the Awards are summarized in Note 7 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016. The amounts in this column do not necessarily correspond to the actual economic value that may be realized by the Named Executive Officers from the Awards.
(3)	Represents performance based cash awards earned for 2015 under the Plan.
(4)	Represents amounts paid in respect of life insurance premiums, automobile allowance and expenses for the personal use of automobile, Company paid healthcare premiums and, for certain individuals, club dues and memberships.
(5)	Effective as of April 28, 2017, Cindy Almond no longer serves as an executive officer or other position with the Company.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table sets forth the number of unexercised options and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2016.

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares that have not vested (#) (1)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested (#) (2)
Michael C. Willoughby	3/30/2011	50,000	—	$5.00	3/29/2021	—	$—
	3/23/2015	—	—	$—	—	5,375	$45,688
	3/31/2015	—	—	$—	—	50,045	$425,383
Thomas J. Madden	5/16/2007	4,255	—	$4.42	5/15/2017	—	$—
	5/20/2008	8,723	—	$4.14	5/19/2018	—	$—
	4/19/2010	45,000	—	$4.00	4/18/2020	—	$—
	3/30/2011	65,000	—	$5.00	3/29/2021	—	$—
	3/23/2015	—	—	$—	—	1,750	$14,875
	3/31/2015	—	—	$—	—	22,748	$193,358
Cynthia D. Almond(3)	5/16/2007	4,255	—	$4.42	5/15/2017	—	$—
	5/20/2008	654	—	$4.14	5/19/2018	—	$—
	4/19/2010	17,000	—	$4.00	4/18/2020	—	$—
	3/30/2011	40,000	—	$5.00	3/29/2021	—	$—
	3/23/2015	—	—	$—	—	1,250	$10,625
	3/31/2015	—	—	$—	—	17,061	$145,019
C. Travis Hess	3/31/2015	—	—	$—	—	4,834	$41,089
Elizabeth Johnson	3/31/2011	10,000	—	$5.00	3/29/2021	—	$—
	3/23/2015	—	—	$—	—	750	$6,375
	3/31/2015	—	—	$—	—	3,412	$29,002

(1)	Awards consist of Performance Share Awards (“Performance Shares”) and Restricted Stock Units (“RSUs” and collectively “the Awards”) under the Plan. The RSUs are subject to three year vesting and the Performance Shares are subject to four year vesting and certain additional criteria, depending upon Award grant, including continued employment, the comparative performance (on an annual and cumulative basis) of the Company’s common stock on NASDAQ as compared to the Russell Micro Cap Index and/or achievement of certain Company performance goals.
(2)	Market value is computed by multiplying the number of Performance Share Awards by $8.50, which was the closing price per share of the Company’s common stock on December 31, 2016, on NASDAQ.
(3)	Effective as of April 28, 2017, Ms. Almond no longer serves as an executive officer or other position with the Company.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the 2016 fiscal year for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Michael C. Willoughby	33,723	$294,904	40,160	$341,360
Thomas J. Madden	—	—	17,983	$152,856
Cynthia D. Almond (2)	20,000	$181,740	13,279	$112,872
C. Travis Hess	—	—	1,509	$12,827
Elizabeth Johnson	6,000	$64,035	4,459	$37,902

(1)	Value realized upon vesting is computed by multiplying the number of shares acquired on vesting by $8.50, which was the closing price per share of the Company’s common stock on December 31, 2016, on NASDAQ.
(2)	Effective as of April 28, 2017, Ms. Almond no longer serves as an executive officer or other position with the Company.

The following table summarizes information with respect to equity compensation plans under which equity securities of the registrant are authorized for issuance as of December 31, 2016. For additional information about our equity compensation plans, see note 7 to our financial statements in Item 8 of our 2016 annual report on Form 10-K:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,573,088	$7.56	1,338,560
Equity compensation plans not approved by shareholders	—		—

EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION ARRANGEMENTS FOR EXECUTIVES

The Company and each of Mr. Willoughby and Mr. Madden have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. During the two year period following a change in control (whenever occurring), if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer’s responsibilities, compensation or benefits to which the officer does not consent, then, in each case, the officer is entitled to receive from the Company (1) all salary and bonus amounts accrued through the date of termination, (2) a severance payment equal to twice the officer’s salary and bonus amount (which is defined as the greater of (i) the highest annual incentive bonus earned by the executive during the last three completed fiscal years or (ii) the executive’s then target bonus, if any) and (3) continuation for two years of all employee benefits (unless otherwise provided by a subsequent employer). If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance or bonus payment. The agreement terminates upon the voluntary resignation or termination of employment by the officer.

In addition, upon a change in control, all unvested Performance Shares and Restricted Stock Units issued to the Named Executive Officers immediately vest and each recipient is entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such shares.

The Company and each of Mr. Willoughby and Mr. Madden have also entered into Executive Severance Agreements. Under these agreements, and in consideration for, among other things, the agreement by the executive to be bound by a restrictive covenant, in the event of the termination of the employment of the executive other than for cause (including termination following a reduction in the executive’s base salary unless such reduction is part of, and proportionate with, a general reduction in officer compensation), the executive is entitled to a severance payment, based on the executive’s years of service, up to a maximum of twice the executive’s salary and the bonus, if any, that the executive would have received for such fiscal year (based upon the executive’s targeted bonus amount and the Company’s actual results for such fiscal year), payable in monthly installments over a period not to exceed two years (based on the executive’s years of service). In addition, in the event of termination without cause, the executive is entitled during the severance period to a continuation of benefits and to the accelerated vesting of all options then held by the executive, and the executive is considered a continuing employee of the Company for all purposes for which the executive’s status as an employee of the Company would entitle the executive to some benefit, including the vesting of Performance Shares and Restricted Stock Units. The severance payment and benefits are reduced by any compensation or benefits received by the executive from any subsequent employer.

Effective as of December 31, 2008, the Company and Mr. Willoughby and Mr. Madden entered into an amendment to the existing Executive Severance Agreements and Change in Control Severance Agreements between the Company and such persons. The primary purpose of such amendment was to modify such agreements so that they conform to Section 409A of the Internal Revenue Code. In addition, the amendment to the Executive Severance Agreement modified the calculation of the severance amount thereunder so that it is based on the highest annual rate of base salary during the 12-month period immediately prior to the qualifying termination.

For purposes of providing quantitative disclosure of the foregoing, assuming that a qualifying triggering event occurred as of December 31, 2016: (i) Mr. Willoughby would have been entitled to receive aggregate cash payments of approximately $1,030,000 (payable over 24 months), other benefits with an estimated value of approximately $105,000, and 5,375 shares of the Company’s stock valued at $45,688 based on the $8.50 closing price of the Company’s stock on December 31, 2016 (and, in the event of a change in control, 50,045 shares of the Company’s stock valued at $425,383 based on the $8.50 closing price of the Company’s stock on December 31, 2016, plus an additional benefit valued at $2,510,000, plus, if applicable, an additional payment to cover any excise tax liability), and (ii) Mr. Madden would have been entitled to receive aggregate cash payments of approximately $710,000 (payable over 24 months), other benefits with an estimated value of approximately $105,000, and 1,750 shares of the Company’s stock valued at $14,875 based on the $8.50 closing price of the Company’s stock on December 31, 2016 (and, in the event of a change in control, 22,748 shares of the Company’s stock valued at $193,358 based on the $8.50 closing price of the Company’s stock on December 31, 2016, plus an additional benefit valued at $1,095,000, plus, if applicable, an additional payment to cover any excise tax liability).

The Company and Mr. Hess and Ms. Johnson have entered into Severance, Nondisclosure, Nonsolicitation and Noncompete Agreements pursuant to which, and in consideration for, among other things, the agreement of the named individual to be bound by a restrictive covenant, in the event of the termination of employment other than for cause, the aforesaid Named Executive Officers are entitled to a severance payment equal to nine months of base salary, payable in monthly installments, and a continuation of benefits during such period.

For purposes of providing quantitative disclosure of the foregoing, assuming that a qualifying triggering event occurred as of December 31, 2016, (i) Mr. Hess would have been entitled to receive aggregate cash payments of approximately $206,000 (payable over nine months) and other benefits with an estimated value of approximately $30,000, and (ii) Ms. Johnson would have been entitled to receive aggregate cash payments of approximately $188,000 (payable over nine months), other benefits with an estimated value of approximately $30,000, and 750 shares of the Company’s stock valued at $6,375 based on the $8.50 closing price of the Company’s stock on December 31, 2016.

Effective as of April 28, 2017, in connection with the termination of her services for the Company, the Company and Ms. Almond entered into a Settlement and Release Agreement, which replaced all prior severance and change in control agreements, and pursuant to which, among other things, Ms. Almond agreed to be bound by a two year restrictive covenant, and the Company agreed to (i) pay Ms. Almond a severance payment of approximately $620,000, payable over 24 months, (ii) provide Ms. Almond for 24 months with continuation of health care and other benefits, having an estimated value of approximately $90,000, (iii) issue to Ms. Almond 19,335 shares of the Company’s stock (having a value of $141,532 based on the closing price of $7.32 per share on April 28, 2017) in satisfaction of, among other things, all outstanding restricted stock unit and performance share awards and (iv) permit Ms. Almond to continue to exercise previously granted vested options until the stated termination date thereof.

2016 DIRECTOR COMPENSATION

The following table sets forth the compensation earned by non-employee Directors for their service on the Board of Directors and its committees, as applicable, during the year ended December 31, 2016:

Named Executive Officer	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
David I. Beatson (2)	$—	$100,000	$—	$100,000
Monica Luechtefeld (3)	—	100,000	—	100,000
James F. Reilly (4)	—	100,000	—	100,000
Benjamin Rosenzweig (5)	—	100,000	—	100,000
Peter J. Stein (6)	—	100,000	225,683	325,683

(1)	Represents aggregate grant date fair value in accordance with ASC Topic 718.
(2)	Mr. Beatson had 82,765 options and 27,960 deferred stock units outstanding as of December 31, 2016.
(3)	Ms. Luechtefeld had 30,000 options and 25,185 deferred stock units outstanding as of December 31, 2016.
(4)	Mr. Reilly had 82,765 options and 27,960 deferred stock units outstanding as of December 31, 2016.
(5)	Mr. Rosenzweig had 40,000 options and 27,960 deferred stock units outstanding as of December 31, 2016.
(6)	Mr. Stein had 30,000 options and 9,281 deferred stock units outstanding as of December 31, 2016.

For 2016, each non-employee Director received a quarterly retainer (“Retainer”) equal to $25,000. Each quarterly Retainer is effected through the issuance of a Deferred Stock Unit (a “DSU”) under the Plan. The DSU represents the right to receive a number of shares of Common Stock equal to the Retainer divided by the closing price of the Common Stock immediately preceding the DSU grant date. Shares are not issuable under the DSU until the Director no longer serves on the Board.

Directors who are also employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or Committee members.

Mr. Nagakura is eligible to participate in the Company’s compensation programs for non-employee Directors. As the representative of TCI, however, under TCI’s current policy, Mr. Nagakura is not permitted to receive remuneration for serving as a director of the Company. Accordingly, Mr. Nagakura received no compensation as a Director during 2016.

Compensation Committee Interlocks and Insider Participation

During 2016, Mr. Reilly, Mr. Nagakura and Mr. Beatson served on the Compensation Committee. None of the members of the Compensation Committee has had a relationship with the Company or any subsidiary other than as a director or stockholder. No executive officer of the Company served or serves on the Compensation Committee or board of any company that employed or employs any member of Company’s Compensation Committee or Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 17, 2017, certain information regarding the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and Named Executive Officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, also includes shares acquirable within 60 days. Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them.

Name and Address of Beneficial Owner	Number of Shares	Percent (1)
transcosmos, inc. (2) 21-25-18 Shibuya, Shibuya-ku Tokyo 150-8530 Japan	3,678,779	19.5%
Wellington Management Company, LLP (3) 280 Congress Street, Boston, MA 02210	2,615,199	13.9%
AWM Investment Company, Inc. (4) 527 Madison Avenue, New York, NY 10022	1,545,738	8.2%
Thomas J. Madden (5)	270,254	1.4%
Michael C. Willoughby (5)	224,272	1.2%
James F. Reilly (5)	139,624	*
David I. Beatson (5)	124,624	*
Benjamin Rosenzweig (5)	74,731	*
Monica Luechtefeld (5)	61,956	*
Elizabeth Johnson (5)	26,806	*
Peter J. Stein (5)	26,052	*
Mark Fuentes (5)	19,436	*
C. Travis Hess (5)	4,925	*
Zach Thomann (5)	4,653	*
Kim Kelley (5)	4,167	*
Jonathan Walters (5)	2,128	*
Shinichi Nagakura (5)	—	*
All directors and executive officers as a group (14 persons) (6)	983,628	5.1%

*	Represents less than 1%
(1)	This table is based on 18,823,523 shares of Common Stock outstanding on April 17, 2017.
(2)	Based on a March 25, 2014 Form SC 13 D filing by transcosmos, inc.
(3)	Based on a February 9, 2017 Form SC 13 G filing by Wellington Management Company, LLP.
(4)	Based on a February 10, 2017 Form SC 13 G/A filing by AWM Investment Company, Inc
(5)	Includes the following shares issuable under outstanding vested options and deferred stock units: Thomas J. Madden – 122,978; Michael C. Willoughby – 50,000; James F. Reilly – 117,496; David I. Beatson – 117,496; Benjamin Rosenzweig – 74,731; Monica Luechtefeld – 61,956; Elizabeth Johnson – 10,000; Peter J. Stein – 26,052; Mark Fuentes – 1,667; Zach Thomann – 2,500; and Kim Kelley – 4,167.
(6)	Includes 589,043 shares of Common Stock issuable under outstanding vested options and deferred stock units.

ITEM 2

ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives and are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our stockholders. See “Executive Compensation” above. Key characteristics of our executive compensation programs include the following:

•	Pay for Performance. Our compensation programs seek to tie pay to performance and a meaningful portion of our executives’ compensation is incentive based and contingent upon Company financial performance.

•	Pay Competitively. We are committed to providing an executive compensation program designed to attract, motivate, reward, and retain executive officers with the skills necessary to successfully lead and manage our business.

•	Pay Responsibly. Our compensation program is designed to align the interests of our executive officers with our stockholders and to discourage excessive risk-taking.

We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers for 2016 as disclosed in the Summary Compensation Table and related compensation tables, notes, and narrative discussion in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our Named Executive Officers described in this proxy statement. The vote on this proposal is advisory and non-binding; however, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

Required Vote for Approval; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for approval of this proposal. Information regarding the method by which votes will be counted appears above under the heading “Voting Procedures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2016.

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company has appointed BDO USA, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017. Ratification of the appointment of BDO USA, LLP as the Company’s independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of BDO USA, LLP as the Company’s independent auditors, such appointment may be reconsidered by the Audit Committee and the Board of Directors. Representatives of BDO USA, LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors of the Company recommends a vote FOR ratification of BDO USA, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.

Fees billed to the Company by BDO USA, LLP for the years 2015 and 2016

The following table sets forth (i) the aggregate fees billed by BDO USA, LLP relating to the audit of the 2015 and 2016 consolidated financial statements and (ii) the fees for other professional services billed by BDO USA, LLP in connection with services rendered during 2015 and 2016.

Fee Type	2015	2016
Audit fees (a)	$607,200	$675,300
Audit-related fees (b)	98,400	171,000
Tax services (c)	7,000	10,500

(a)	Includes fees for professional services rendered in connection with the audit of the annual financial statements and internal control review, reviews of the quarterly financial statements, and fees paid for the audit of the Company’s subsidiary, Supplies Distributors, to satisfy requirements of its senior debt agreements.
(b)	Consists of aggregate fees billed for assurance services provided in connection with reports on certain internal controls under Statement on Standards for Attestation Engagements (SSAE) No. 16 and acquisition related due diligence activities.
(c)	Consists of fees billed related to tax compliance related services.

All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit.

Policy on Audit Committee Pre Approval of Audit and Permissible Non Audit Services of Independent Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case by case basis. During 2016 all audit, non-audit and tax services provided by BDO USA, LLP were pre-approved by the Audit Committee in accordance with this policy.

GENERAL INFORMATION

Voting by Ballot

All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

Admission to Annual Meeting

Attendance at the Annual Meeting is limited to stockholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Stockholder Proposals for the 2018 Annual Meeting

A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company’s proxy statement for the 2018 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than 120 days prior to the anniversary of the date of the 2017 Annual Meeting. The Company requests that all such proposals be addressed to the Company’s Secretary at the Company’s principal executive offices, 505 Millennium Drive, Allen, Texas 75013, and mailed by certified mail, return-receipt requested.

Compliance with Certain Reporting Obligations

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company’s Common Stock with the Securities and Exchange Commission and the Company. To the Company’s knowledge, all reports required to be so filed in fiscal year 2016 were filed in accordance with the provisions of said Section 16(a), except that Ms. Kelley filed a late Form 4 on December 9, 2016 with respect to the November 11, 2016 grant of 25,000 stock options.

Financial and Other Information

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is being sent to stockholders of record as of the Record Date together with this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no matters other than those described in this Proxy Statement that are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Michael Willoughby
Michael Willoughby
Chief Executive Officer

Allen, Texas

May 1, 2017

PFSweb, Inc.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 8, 2017.

Vote by Internet
• Go to www.investorvote.com/PFSW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Benjamin Rosenzweig	☐	☐	☐	02 - Monica Luechtefeld	☐	☐	☐	03 - Michael C. Willoughby	☐	☐	☐
	04 - Shinichi Nagakura	☐	☐	☐	05 - James F. Reilly	☐	☐	☐	06 - David I. Beatson	☐	☐	☐
	07 - Peter J. Stein	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation	☐	☐	☐	3.	Ratification of Auditors	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting OR any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report to Stockholders are available at:

http://www.pfsweb.com/proxy-materials/

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PFSweb, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Madden and Gibson T. Dawson as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of PFSweb, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 9, 2017 or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this proxy will be voted FOR proposals 1, 2 and 3.

(Continued and to be marked, dated and signed, on the other side)